Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders

of Osmotica Holdings S.C.Sp.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 9, 2018, except for Note 1, which is dated August 22, 2018, and Note 16, which is dated October 1, 2018, relating to the consolidated financial statements of Osmotica Holdings S.C.Sp. as of December 31, 2017 and 2016 and for each of the years then ended, appearing in Osmotica Pharmaceuticals plc’s Registration Statement on Form S-1.  Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s restatement of the consolidated financial statements for the years ended December 31, 2017 and 2016.

/s/ BDO USA, LLP

Woodbridge, New Jersey
October 29, 2018